Exhibit 99.1

Catalyst Pharmaceuticals Appoints Jeffrey Del Carmen as Chief Commercial Officer

-Pete Curry has been Promoted to Vice President of Sales

-Maria Pandolfo has been Promoted to Vice President of Patient Services

CORAL GABLES, Fla., June 23, 2020 (GLOBE NEWSWIRE) — Catalyst Pharmaceuticals, Inc. (Catalyst) (Nasdaq: CPRX), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating, chronic neuromuscular and neurological diseases, today announced the promotion of Jeffrey Del Carmen to Chief Commercial Officer, effective today. Mr. Del Carmen joined Catalyst in August of 2018 as Senior Vice President of Sales and Marketing. In his new role, Mr. Del Carmen will report to the CEO of Catalyst and will serve on Catalyst’s Executive Leadership Team.

Catalyst also announced that Pete Curry, Sr. has been promoted to Vice President of Sales (from his current position as Catalyst’s National Sales Director) and that Maria Pandolfo has been promoted to Vice President of Patient Services. Both will continue to report to Mr. Del Carmen in his new role as Catalyst’s Chief Commercial Officer.

“Jeff has proven his ability by leading the sales and marketing team that successfully launched Firdapse® for the treatment of adult LEMS patients in the United States,” said Patrick J. McEnany Chairman and CEO of Catalyst. “With Jeff’s leadership and experience, Catalyst is well-positioned for sustained success as we continue to expand access to Firdapse to the LEMS community, as well as prepare for a potential launch of Firdapse for the treatment of patients suffering from anti-MuSK antibody positive myasthenia gravis (“MuSK-MG).”

Mr. McEnany added, “On behalf of the Company, I would like to thank Dan Brennan for his leadership and significant contributions over the past two years and wish him success as he pursues his next opportunity.”

“During the past two years, Catalyst has made tremendous progress in establishing a commercial organization that has rapidly provided access to Firdapse for many LEMS patients across the United States, and I am excited to build on the launch momentum as we continue to bring this important medication to LEMS patients and hopefully to patients who will benefit from the use of Firdapse for the treatment of other rare neuromuscular conditions,” said Jeff Del Carmen.

Mr. Del Carmen has more than 23 years of experience in pharmaceutical sales and product management. Just prior to joining Catalyst, Mr. Del Carmen served as VP of Business Development at Paragon Biosciences, evaluating commercial assets to expand Paragon’s portfolio. Previously, Mr. Del Carmen was Senior Director-Rare Disease Marketing at Marathon Pharmaceuticals. Prior to joining Marathon, Mr. Del Carmen briefly served as Vice President of Sales at Insys Therapeutics. From 2011 to 2016, Mr. Del Carmen was with Lundbeck (US), with the last two years as Movement Disorder-National Sales Director.

Prior to joining Lundbeck, Mr. Del Carmen spent 16 years at Abbott Laboratories in various sales and marketing leadership roles with increasing responsibility. Mr. Del Carmen received a B.A degree in Economics from the University of Dayton and an MBA degree from the University of Wisconsin.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a commercial-stage biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating, chronic neuromuscular and neurological diseases, including Lambert-Eaton myasthenic syndrome (LEMS), anti-MuSK antibody positive myasthenia gravis (MuSK-MG) and spinal muscular atrophy (SMA) Type 3. Catalyst’s new drug application for Firdapse® (amifampridine) 10 mg tablets for the treatment of adults with LEMS was approved in November 2018 by the U.S. Food & Drug Administration (“FDA”), and Firdapse is now commercially available in the United States. Prior to its approval, Firdapse for LEMS had received breakthrough therapy designation and orphan drug designation from the FDA.

Firdapse is currently being evaluated in clinical trials for the treatment of MuSK-MG and SMA Type 3 and has received Orphan Drug Designation from the FDA for myasthenia gravis.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including (i) the impact of the effects of the COVID-19 pandemic on Catalyst’s 2020 net product revenues and on the timeline for reporting the top-line results from Catalyst’s MuSK-MG trial and SMA Type 3 proof-of-concept study, (ii) whether Firdapse will ever be approved for use as a treatment for any other disease, including MuSK-MG, and (iii) those factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2019 and Catalyst’s other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Investor Contact Brian Korb Solebury Trout (646) 378-2923 bkorb@troutgroup.com	Company Contact Patrick J. McEnany Catalyst Pharmaceuticals Chief Executive Officer (305) 420-3200 pmcenany@catalystpharma.com

Media Contact David Schull Russo Partners (212) 845-4271 david.schull@russopartnersllc.com

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